Exhibit 99.1

Disaboom Initiates Search to Expand Management Team

Denver, Colo., August 14, 2008 – Disaboom, Inc., (OTCBB: DSBO), the first online community for people living with or directly affected by disabilities or functional limitations, today announced that it has formally initiated a search for an executive level person to complement its current management team. The officer level candidate should have social networking, web development, directory services, online revenue and public company experience.

JW Roth, Chairman and CEO, states: “As Disaboom continues to grow and broaden its social networking platform, it will be critical to have the right leadership to oversee our web assets. We look forward to identifying a candidate in the near future that will be able to work hand in glove with our current management team.”

About Disaboom

Disaboom, Inc. was founded to develop the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It also serves as a comprehensive interactive and online resource not only for people living with such conditions, but also their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone. Disaboom meets this untapped market’s specific needs, incorporating the feedback of tens of thousands of users, and bringing together content and tools ranging from specialized health information to social networking to daily living resources, all in a single interactive site.

© Disaboom, Inc., 2008.

For more information about Disaboom, Inc., contact J.W. Roth at (720) 407-6532, and please visit the “About Us” section of our web site at www.disaboom.com.